Exhibit 3.3

STATEMENT OF DESIGNATION OF THE RIGHTS, PREFERENCES AND PRIVILEGES

OF

THE 8.875% SERIES B CUMULATIVE REDEEMABLE PERPETUAL
PREFERRED SHARES OF DIANA SHIPPING INC.

DIANA SHIPPING INC., a Company organized and existing under the Business Corporations Act (the "BCA") of the Republic of the Marshall Islands (the "Company"), in accordance with the provisions of Section 35 thereof and the Company's Articles of Incorporation, does hereby certify:

The Board of Directors of the Company has adopted the following resolution creating a series of Preferred Stock (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires) of the Company designated as "8.875% Series B Cumulative Redeemable Perpetual Preferred Shares."

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.  Designation. The distinctive designation of such series of Preferred Stock is "8.875% Series B Cumulative Redeemable Perpetual Preferred Shares" ("Series B Preferred Shares"). Each share of Series B Preferred Shares shall be identical in all respects to every other share of Series B Preferred Shares, except as to the respective dates from which dividends may begin accruing, to the extent such dates may differ. The Series B Preferred Shares represents perpetual equity interests in the Company and shall not give rise to a claim for payment of a principal amount at a particular date.

Section 2.  Shares.

(a)
Number. The authorized number of shares of Series B Preferred Shares shall be 5,000,000, subject to increase by filing a statement of designation with respect to such additional shares. Shares of Series B Preferred Shares that are repurchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series.

(b)
Securities Depository. The Series B Preferred Shares shall be represented by a single certificate registered in the name of the Securities Depository or its nominee, and, so long as a Securities Depository has been appointed and is serving, no Holder of the Series B Preferred Shares shall be entitled to receive a certificate evidencing such stock, unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and the Company shall have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by the Company to Holders of the Series B Preferred Shares shall be made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to Holders of the Series B Preferred Shares, each purchaser of Series B Preferred Shares must rely on (1) the procedures of the Securities Depository and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Shares and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series B Preferred Shares.

Section 3.  Dividends.

(a)
Dividends. Dividends on each share of Series B Preferred Shares shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding stock, from the Dividend Payment Date immediately preceding the issuance date of such stock) until such time as the Company pays the dividend or redeems the stock in full in accordance with Section 6 below, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series B Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Company in accordance with this Statement of Designation, shall be paid quarterly on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable next Dividend Payment Date for such Dividend Period.  If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months. The Dividend Rate is not subject to adjustment.

(b)
Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Company shall pay those dividends, if any, on the Series B Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders' names appear on the stock transfer books of the Company maintained by the Registrar and Transfer Agent on the applicable record date (the "Record Date"), being the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Company's Bylaws and this Statement of Designation. No dividend shall be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Shares and any Parity Stock for all prior and the then-ending Dividend Periods.

In the event that full cumulative dividends on the Series B Preferred Shares and any Parity Stock shall not have been paid or declared and set apart for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Shares or Parity Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Stock. The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Junior Stock unless full cumulative dividends on the Series B Preferred Shares and any Parity Stock for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Preferred Shares and any Parity Stock shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series B Preferred Shares and any such Parity Stock shall be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Stock are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Stock entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.  So long as the Series B Preferred Shares is held of record by the Securities Depository or its nominee, declared dividends shall be paid to the Securities Depository in same-day funds on each Dividend Payment Date. In other circumstances, dividends may be paid by check mailed to the registered address of the Holder, unless, in any particular case, the Company elects to pay by wire transfer.

Section 4.  Liquidation Rights.

(a)
Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of Series B Preferred Shares shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Stock then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Stock then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Stock as to such distribution, a liquidating distribution or payment in full redemption of such Series B Preferred Shares in an amount initially equal to $25.00 per share in cash, plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared) (the "Liquidation Preference"). For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Stock shall be entitled to receive the applicable liquidation preference on such Senior Stock before any distribution shall be made to the Holders of the Series B Preferred Shares or any Parity Stock and (y) the Holders of outstanding Series B Preferred Shares shall be entitled to the Liquidation Preference per share in cash concurrently with any distribution made to the holders of Parity Stock and before any distribution shall be made to the holders of Common Stock or any other Junior Stock. Holders of Series B Preferred Shares shall not be entitled to any other amounts from the Company, in their capacity as Holders of such stock, after they have received the Liquidation Preference. The payment of the Liquidation Preference shall be a payment in redemption of the Series B Preferred Shares such that, from and after payment of the full Liquidation Preference, any such Series B Preferred Shares shall thereafter be cancelled and no longer be outstanding.

(b)
Partial Payment. In the event that the distribution or payment described in Section 4(a) above where the Company's assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Stock are insufficient to permit payment of all required amounts, the Company's then remaining assets or proceeds thereof legally available for distribution to stockholders of the Company shall be distributed among the Series B Preferred Shares and any Parity Stock, as applicable, ratably on the basis of their relative aggregate liquidation preferences. To the extent that the Holders of Series B Preferred Shares receive a partial payment of their Liquidation Preference, such partial payment shall reduce the Liquidation Preference of their Series B Preferred Shares, but only to the extent of such amount paid.

(c)
Residual Distributions. After payment of all required amounts to the Holders of the outstanding Series B Preferred Shares and any Parity Stock, the Company's remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Stock then outstanding according to their respective rights.

Section 5.  Voting Rights.

(a)	General. The Series B Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by Marshall Islands law.

(b)
Right to Elect One Director. In the event that six quarterly dividends, whether consecutive or not, payable on the Series B Preferred Shares are in arrears, the Holders of Series B Preferred Shares shall have the right, voting as a class together with holders of any Parity Stock upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change. Such right of such Holders of Series B Preferred Shares to elect a member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends with respect to the Series B Preferred Shares as described in this Section 5(b). Upon any termination of the right of the Holders of the Series B Preferred Shares and, if applicable, holders of any other Parity Stock to vote as a class for such directors, the term of office of all directors then in office elected by such Holders and holders voting as a class shall terminate immediately. Any director elected by the Holders of the Series B Preferred Shares and, if applicable, any other Parity Stock shall be entitled to one vote on any matter before the Board of Directors.

(c)	Other Voting Rights

(1)
Unless the Company shall have received the affirmative vote or consents of the Holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series B Preferred Shares.

(2)
Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, the Company may not (x) issue any Parity Stock if the cumulative dividends payable on outstanding Series B Preferred Shares are in arrears or (y) create or issue any Senior Stock.

(d)
Voting Power. For any matter described in this Section 5 in which the Holders of the Series B Preferred Shares are entitled to vote as a class, such Holders shall be entitled to one vote in respect of each $25.00 in liquidation preference held by them. Any Series B Preferred Shares held by the Company or any of its subsidiaries or Affiliates shall not be entitled to vote.

(e)
No Vote or Consent in Other Cases. No vote or consent of Holders of Series B Preferred Shares shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Stock or (iii) except as expressly provided in paragraph (c)(2) above, the authorization or issuance of any Preferred Stock of the Company.

Section 6.  Optional Redemption. The Company shall have the right at any time on or after February 14, 2019 to redeem the Series B Preferred Shares, in whole or from time to time in part, from any funds available for such purpose. Any such redemption shall occur on a date set by the Company (the "Redemption Date").

(a)
Redemption Price. The Company shall affect any such redemption by paying, on the Redemption Date, cash for each share of Series B Preferred Shares to be redeemed equal to the Liquidation Preference to the Redemption Date, whether or not declared (the "Redemption Price"). So long as the Series B Preferred Shares are held of record by the Securities Depository or its nominee, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date.

(b)
Redemption Notice. The Company shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series B Preferred Shares to be redeemed as such Holders' names appear on the Company's stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the "Redemption Notice") shall state: (1) the Redemption Date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series B Preferred Shares is to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the stock to be redeemed shall cease to accumulate from and after such Redemption Date.

(c)
Effect of Redemption; Partial Redemption. If the Company elects to redeem less than all of the outstanding Series B Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such shares shall be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all Series B Preferred Shares are held of record by the Securities Depository or its nominee, the Company shall give notice, or cause notice to be given, to the Securities Depository of the number of shares of Series B Preferred Shares to be redeemed, and the Securities Depository shall determine the number of Series B Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. The aggregate Redemption Price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed Series B Preferred Shares. The Series B Preferred Shares not redeemed shall remain outstanding and subject to all the terms provided in this Statement of Designation (including the Company's right, if it elects so, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with this Section 6 (including this paragraph (c))).

(d)
Redemption Funds. If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which such Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series B Preferred Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series B Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Company's stockholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on Company's stock transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series B Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request after which repayment the Holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(e)
Certificate. If only a portion of the Series B Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption

Section 7.  Rank. The Series B Preferred Shares shall be deemed to rank with respect to dividend distributions and distributions upon a Liquidation Event:

(a)
Seniority. Senior to (i) all classes of Common Stock, (ii) if issued, any Series A Participating Preferred Stock and (iii) any other class or series of capital stock established after the Original Issue Date, the terms of which expressly provide that it is made junior to the Series B Preferred Shares or any Parity Stock as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to with the Company's Common Stock as "Junior Stock");

(b)
Parity. Equal with any class or series of capital stock established after the Original Issue Date, the terms of which are not expressly subordinated or senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (referred to as "Parity Stock"); and

(c)
Junior. Junior to any class or series of capital stock established after the Original Issue Date, the terms of which expressly provide that it ranks senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (referred to as "Senior Stock"), and to all of our indebtedness and other liabilities, including trade payables.

The Company may issue additional Common Stock, additional Series B Preferred Shares and Junior Stock and, subject to Section 5(c)(2) of this Statement of Designation, Parity Stock or Senior Stock from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each series of securities.

Section 8.  Definitions. As used herein with respect to the Series B Preferred Shares:

"Affiliate" means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, "control" (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Articles of Incorporation" means the amended and restated articles of incorporation of the Company, as they may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

"BCA" has the meaning set forth in the introductory paragraph of this Statement of Designation.

"Board of Directors" means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

"Business Day" means a day on which The New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

"Bylaws" means the bylaws of the Company, as they may be amended from time to time.

"Common Stock" means the common stock of the Company, par value $0.01 per share, and any other outstanding class of common stock of the Company.

"Company" has the meaning set forth in the introductory paragraph of this Statement of Designation.

"Dividend Payment Date" means each January 15, April 15, July 15 and October 15 of each year, commencing April 1, 2014.

"Dividend Period" means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.

"Dividend Rate" means a rate equal to 8.875% per annum of the Liquidation Preference per share of Series B Preferred Shares.

"Holder" means the Person in whose name the Series B Preferred Shares is registered on the stock register of the Company maintained by the Registrar and Transfer Agent.

"Junior Stock" has the meaning set forth in Section 7(a) of this Statement of Designation.

"Liquidation Event" means the occurrence of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

"Liquidation Preference" has the meaning set forth in Section 4(a) of this Statement of Designation.

"Officer's Certificate" means a certificate signed by the Company's Chief Executive Officer or the Chief Financial Officer or another duly authorized officer.

"Original Issue Date" means February 14, 2014.

"Parity Stock" has the meaning set forth in Section 7(b) of this Statement of Designation.

"Paying Agent" means Computershare Inc., acting in its capacity as paying agent for the Series B Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Company.

"Person" means a legal person, including any individual, Company, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

"Preferred Stock" means any of the Company's capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company's affairs, over shares of the Common Stock.

"Record Date" has the meaning set forth in Section 3(b) of this Statement of Designation.

"Redemption Date" has the meaning set forth in Section 6 of this Statement of Designation.

"Redemption Notice" has the meaning set forth in Section 6(b) of this Statement of Designation.

"Redemption Price" has the meaning set forth in Section 6(a) of this Statement of Designation.

"Registrar" means Computershare Inc., acting in its capacity as registrar for the Series B Preferred Shares, and its successors and assigns or any other registrar appointed by the Company.

"Securities Depository" means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Company.

"Senior Stock" has the meaning set forth in Section 7(c) of this Statement of Designation.

"Series A Participating Preferred Stock" means the Company's Series A Participating Preferred Stock as provided for in the Company's Stockholders Rights Agreement.

"Series B Preferred Shares" has the meaning set forth in Section 1 of this Statement of Designation..

"Statement of Designation" means this Statement of Designation relating to the Series B Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designation, the Articles of Incorporation and the BCA.

"Transfer Agent" means Computershare Inc., acting in its capacity as transfer agent for the Series B Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Company.

For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words "include," "includes," or "including" are used, they are deemed followed by the words "without limitation;" all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

Section 9.  Fractional Shares. No Series B Preferred Shares may be issued in fractions of a share.

Section 10. No Mandatory Redemption or Sinking Fund. The Series B Preferred Shares shall not be subject to mandatory redemption and shall not have the benefit of any sinking fund.

Section 11. Conversion. The Series B Preferred Shares shall not be convertible into Common Stock or other of the Company's securities and shall not have exchange rights or be entitled or subject to any preemptive or similar rights.

Section 12.  Record Holders. To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series B Preferred Shares as the true, lawful and absolute owner thereof for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 13. Notices. All notices or communications in respect of the Series B Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

Section 14. Other Rights. The Series B Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set his hand this 13th day of February, 2014.

DIANA SHIPPING INC

By:	/s/ Simeon Palios
	Name:	Simeon Palios
	Title:	Director, Chief Executive Officer and Chairman of the Board